EXHIBIT 10.3

SMTP.com Compensation Plan for Richard Harrison – President and Chief Operating Officer

The following is an employment agreement and associated terms for Richard Harrison as President and COO of SMTP.com, effective date July 1, 2010.

Responsibilities

Responsibilities as President and COO will initially include Sales, Marketing (including Product Management), and Business Development.  At a time appropriate in the near future, additional responsibilities will phase in to include Support, Engineering and Finance.   A special R&D acquisition team will remain under the CEO for M&A activities.

Equity - Options

6% of total shares vesting over 4 years, split: Year 1= 1.25%, Year 2 = 1.25%, Year 3 = 1.75% and Year 4 = 1.75% for a total of 6%.   Upon change of ownership, options will fully vest immediately based upon the following events:

1)

Termination by new ownership prior to completion of vesting period

2)

A reduction in compensation plan of more than 20% from peak amount paid within one year after ownership change

If terminated before full vesting, then options will vest 6 months forward from the date of termination.  For example, if terminated at 18 months, then shares will vest through to 24 months.

Option price will be determined based upon a company market valuation of $4M.

Vesting will occur on a monthly basis with the 4 year term beginning on 7/1/10.

Compensation

Year One

Base Salary of $175,000.00 with a $75,000.00 annual bonus, paid out quarterly ($18.75K) based upon meeting 100% of quarterly growth goal.  Bonus will be paid proportional to growth goal attainment for both under and overachievement, per example below.  Annual  goal of $2.9M for FY’10.

For example in Q3, if the quarterly goal is $750K and the actual from Q2 is $500K, then the growth goal is $250K for Q3.  If Q3 total actual ends up at $700K, that means we have achieved $200K of the $250K goal or 80%.  Therefore, 80% of the quarterly bonus would be paid ($75K/4*80% = $15K).  In the event Q3 total actual is $800K, then 120% of growth goal will have been achieved ($75K/4*1.2 = $22.5k).

EX-10.3 – Pg. 1

Year Two

Base Salary of $175,000.00 with a $125,000.00 annual bonus, paid out quarterly based upon meeting 100% of quarterly growth goal. Bonus will be paid proportional to growth goal attainment for both under and overachievement similar to FY’10.   Annual goal of $4.5M for FY’11 with an expected growth goal of $1.6M.

Year Three

A scheduled review by CEO / Chairman and possibly a board committee for compensation plan will occur on 7/1/11, which will review performance and set overall compensation plan (base and bonus structure)

Base salary will be paid on the 15th and 31st of each month with bonus paid 2 weeks after the close of the each quarter.

In the event of involuntary termination, a severance package of 3 months base salary will be awarded.

Pro-rata Compensation in Q3 FY10

During July and August employment will be part time with full time employment to commence no later than August 15th if not sooner.  All compensation and bonus will be pro-rated by actual time worked for the part time period.  Time will be submitted bi-weekly.

Signed by

___________________________________________________

Date___________________________________________________

Semyon Dukach

CEO and Chairman

Signed by

___________________________________________________

Date___________________________________________________

Richard Harrison

President and COO

EX-10.3 – Pg. 2

AMENDMENT TO
SMTP.com Compensation Plan for Richard Harrison – President and Chief Operating Officer

THIS AMENDMENT is made as of the 5thth day of November, 2010

AMONG:

SMTP.com, Inc.., a corporation formed pursuant to the laws of the State of Massachusetts and having an office for business located at 95 Fulkerson Street, Cambridge, Massachusetts 02141

(“SMTP”)

AND:

Richard Harrison, a resident of the State of Massachusetts.

("RH")

WHEREAS:

A.              SMTP and RH entered into a Compensation Plan dated as of July 1, 2010 (the “Compensation Plan Agreement”);

B.              SMTP and RH wish to clarify and amend certain provisions surrounding the issuance of options provided for in the Compensation Plan Agreement, which remains in full force and effect;

C.              The section entitled “Equity – Options” of the Compensation Plan Agreement is hereby deleted in its entirety and replaced with the following:

“Stock Options

SMTP shall issue RH non qualified stock options to acquire 960,000 common shares at $0.25 per share pursuant to SMTP’s 2010 Stock Incentive Plan. The 960,000 stock options expire on _______.

Such options will vest as follows:

16,666 per month during the first 24 months, commencing on August 1, 2010; and

23,333 per month during the second 24 months.

However, options will vest fully:

(i)

Upon change of control, if RH is terminated by new ownership prior to completion of the vesting period; or

(ii)

Upon change of control, if the compensation outlined in this Agreement is reduced by more than 20% from the peak amount paid within one year from any change of control.

(iii)

If there is no change of control and RH is terminated before all options have fully vested, the options that would have vested for the period that is six months after the date of termination will vest immediately. For example, if terminated at 18 months, then options otherwise due from month 18 through month 24 shall also vest upon termination.

EX-10.3 – Pg. 3

The Compensation Plan Agreement contemplates the issued capital stock of SMTP to consist of:

a.

13,440,000 common shares; and

b.

400,000 stock options to be issued under an employee stock option plan; and

c.

800,000 warrants to be issued under certain terms and conditions; and

d.

400,000 common shares reserved to be issued under an S-1 registration statement; and

e.

960,000 stock options to be issued under this Compensation Plan Agreement.

Vesting will occur on a monthly basis with a the 4 year term beginning on 8/1/10”

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

SMTP.com, Inc.

By:	/s/ Semyon Dukach
Semyon Dukach
Chief Executive Officer

Richard Harrison

By:	/s/ Richard Harrison
Richard Harrison

EX-10.3 – Pg. 4